Exhibit 10-29

[Form of Letter Agreement amending Energy East Management Corporation
Form of Employee Invention and Confidentiality Agreement]

[Energy East Letterhead]

[Date]

[                      ]

Dear                  :

         As you are aware, in 2004 a new Section 409A was added to the Internal Revenue Code by the American Jobs Creation Act of 2004 (the "Act"). The Act has made significant changes in the tax law as it is applied to executive compensation. In late September of 2005 the Internal Revenue Service published proposed regulations relating to compliance with the Act. As a "key employee" under the Act, if severance payments are made to you after termination from employment under the terms of your current Employee Invention and Confidentiality Agreement with Energy East Management Corporation (the "Company") dated                    ("Agreement") such payments must be made in compliance with the Act or an excise tax equal to 20% plus interest penalties (payable by you) will be imposed on all such payments.

         Under Section 10 of your Agreement you would be entitled to Separation Payments and/or Special Severance Payments if your employment terminates either voluntarily or involuntarily (and you are not eligible for Severance Payments under your Severance Agreement dated                  ). These payments commence immediately upon termination of employment.

         If the Separation Payments and/or Special Severance Payments provided for in your Agreement were made as described therein, these payments could be subject to the excise tax and penalties set forth in the Act and described above.

         Under the Act, one of the ways to avoid application of the excise tax and interest penalties to severance due a "key employee" under the terms of an employment agreement such as yours is to defer commencement of payment for six (6) months after separation from employment. We have agreed that, Section 10.2 of your Agreement will be amended to provide as follows:

                  A.  10.2  If I am not entitled to receive Severance Payments as defined in the Severance Agreement based upon the circumstances surrounding termination of my employment with the Company, then as additional consideration for entering into this Agreement in the event my employment terminates either voluntarily or involuntarily I will receive Separation Pay, in a lump sum: (i) one (1) year's base salary, plus (ii) an amount equal to the self-insured premium equivalent for one (1) year of continuation coverage for health care benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). This Separation pay will be paid by the Company six (6) months after my employment terminates, subject to withholding for state, federal and local taxes and such other deductions as are required by law.

                  B.  Sections 10.21 through 10.25 and Appendices "C" and "D" are deleted.

In all other respects, your Agreement remains in full force and effect.

        Please sign the acknowledgement and agreement set forth below and return one original to me. The other original is for your file.

Very truly yours,

Acknowledged and Agreed:

[                  ]

Date: